UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 22, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 S. Carson Street

Suite 200

Carson City, Nevada 89701

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective June 22, 2018 (the “Effective Date”), 12 ReTech Corporation, a Nevada corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with an institutional accredited investor (“Investor”) pursuant to which Investor committed to purchase up to $12,000,000 of the Company’s common stock (the “Financing”).

In connection with the Financing, the Company is obligated to issue 311,250 shares of the Company’s Series D-1 Preferred Stock which is convertible, at the option of Investor into shares of our common stock, subject to a beneficial ownership limitation of 4.99% of the then outstanding shares of common stock (the “Commitment Shares”).

In connection with the Financing, the Company and Investor also entered into a Registration Rights Agreement (collectively, together with the Purchase Agreement, the “Transaction Documents”).

Capitalized terms not defined herein shall have the meaning set forth in the Transaction Documents which are attached hereto as Exhibits 10.1 and, 10.2 and incorporated by reference into this Item 1.01.

Pursuant to the Financing, upon filing and effectiveness of a Registration Statement on Form S-1 and provided other closing conditions are met, the Company shall have the right, but not the obligation, to direct the Investor to purchase shares of the Company’s common stock (the “Put Shares”) (i) in a minimum amount of not less than $10,000.00 and (ii) in a maximum amount of $500,000.00, provided that the number of Put Shares shall not exceed 200% of the Average Daily Trading Volume. At any time and from time to time during the term of the Purchase Agreement (the “Commitment Period”), the Company may deliver a notice to Investor (the “Put Notice”) and shall deliver the Put Shares to Investor via DWAC within two (2) trading days. The Purchase Price for the Put Shares is 85% of the lowest one (1) traded price (as reported by Bloomberg Finance L.P. or other reputable source) during the five (5) trading days immediately following the date the Investor receives the Put Shares via DWAC associated with the applicable Put Notice (the “Valuation Period”). The closing of a Put Notice shall occur within one (1) trading day following the end of the respective Valuation Period, whereby (i) the Investor Shall deliver the investment amount to the Company by wire transfer of immediately available funds and (ii) Investor shall return surplus Put Shares if the value of the Put Shares delivered to the Investor causes the Company to exceed the maximum commitment amount. The Company shall not deliver another Put Notice to Investor within seven (7) trading days of a prior Put Notice.

The right of the Company to issue and sell the Put Shares to the Investor is subject to the satisfaction of certain closing conditions, including, but not limited to, (i) an effective Registration Statement on Form S-1 for resale by Investor of the Put Shares, (ii) accuracy of the Company’s representations and warranties, (iii) the Company’s performance under the Purchase Agreement in all material respects, (iv) no suspension of trading or delisting of common stock, (v) limitation of Investor’s beneficial ownership to no more than 4.99%, (vi) the Company maintains its DWAC-eligible status, (vii) the Company maintains a sufficient share reserve, and (viii) the minimum pricing for the Put Shares must exceed $0.0005.

Pursuant to the terms of the Registration Rights Agreement, on or before July 1, 2018, the Company must file the Registration Statement which relates to the resale by Investor of the Put Shares. The Company will reserve 100,000,000 shares of common stock from its authorized and unissued common stock to provide for all issuances of common stock under the Transaction Documents and is required to reserve and keep available out of its authorized and unissued shares of common stock a number of shares of common stock at least three (3) times the number of shares of common stock obtained by dividing the remaining balance on the maximum commitment amount by the Purchase Price. Neither the Investor, nor any affiliate of the Investor acting on its behalf or pursuant to any understanding with it, will execute any short sales during the period from the date hereof to the end of the Commitment Period.

The foregoing summary description of the terms of the Transaction Documents may not contain all information that is of interest to the reader. For further information regarding the terms of the Transaction Documents, reference is made to such Transaction Documents, which are filed hereto as Exhibits 10.1 and 10.2, and are incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the Commitment Shares in connection with the Financing is exempt from registration under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions from the registration requirements of the Act in transactions not involved in a public offering pursuant to Rule 506(b) of Regulation D, as promulgated by the Securities and Exchange Commission under the Act.

Item 5.03 Amendments to Articles of Incorporation.

The Articles of Incorporation of the Corporation give its Board of Directors the power to issue up to 50,000,000 shares of Preferred Stock, and to fix the rights, preferences and privileges of each class of preferred stock so created. No shareholder approval is required in connection with the creation of classes of preferred stock under this authority and the setting of the rights, preferences and privileges of such shares.

Pursuant to this authority the Board of Directors acted on June 1, 2018, to create new series of preferred stock, entitled Series D-1 Convertible Preferred Stock The total number of shares of Series D-1 Preferred Stock this Company is authorized to issue 311,250 shares, with a par value of $0.0001 per share and a stated value of $2.00 per share (the “Stated Value”). A copy of said Certificate of Designation of Series D-1 Preferred Stock is attached hereto as Exhibit 3.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Series D-1 Preferred Stock.

10.1	Equity Purchase Agreement, by and between the Company and Investor.

10.2	Registration Rights Agreement, by and between the Company and Investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2018	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer